Exhibit 10.1

July 22, 2002

ICF CONSULTING GROUP, INC.

Management Stock Option Plan*

*	This document incorporates the changes made pursuant to Amendment No. 1 to ICF Consulting Group, Inc. Management Stock Option Plan, dated as of July 22, 2002.

TABLE OF CONTENTS

1.	Establishment	1

2.	Definitions	1

3.	Scope of Plan	3

4.	Administration	3

5.	Eligibility	4

6.	Conditions to Grants	4

	(a) Grant of Straight Awards	4

	(b) Incentive Awards	5

	(c) Grants of Awards Upon Exit Event	6

7.	Exercise of Options	7

8.	Mandatory Tax Withholding	8

9.	Elective Share Withholding	8

10.	Termination of Employment	8

	(a) For Cause	8

	(b) On Account of Retirement, Death, Disability, or Involuntary Termination of Employment by the Company Without Cause	8

	(c) Voluntary Termination of Employment	9

	(d) Extended Exercisability	9

11.	Substituted Awards	9

12.	Securities Law Matters	9

13.	Contribution of Shares to ICFC in Exchange for ICFC Interests	9

14.	No Employment Rights	9

15.	No Rights as a Stockholder or as an Interest Holder	10

16.	Nature of Payments	10

17.	Non-uniform Determinations	10

18.	Adjustments	10

19.	Amendment of the Plan	10

20.	Termination of the Plan	10

21.	No Illegal Transactions	10

22.	Controlling Law	11

23.	Severability	11

APPENDIX I
SCHEDULE A
SCHEDULE B

ii

ICF Consulting Group, Inc.

Management Stock Option Plan

1. Establishment. ICF Consulting Group, Inc. (the “Company”) hereby establishes the ICF Consulting Group, Inc. Management Stock Option Plan (the “Plan”) effective as of June 25, 1999.

2. Definitions. The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms):

(a) “Award” means stock options granted under the Plan.

(b) “Award Agreement” means the written agreement by which a Award shall be evidenced.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means “cause” as defined in the Management Shareholders Agreement.

(e) “CDC Committee” means the Compensation Distribution Committee of the Board appointed pursuant to the By-laws of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions.

(g) “Committee” means the Compensation Committee of the Board appointed pursuant to the By-laws of the Company.

(h) “Common Stock” means the Company’s common stock, par value $0.01 per share.

(i) “Company” — see Section 1.

(j) “Disability” means “disability” as defined in the Management Shareholders Agreement.

(k) “EBITDA” means “EBITDA” as defined in the Management Shareholders Agreement.

(l) “Effective Date” means June 25, 1999.

(m) “Eligible Employee” means any employee of the Company or any of its subsidiaries selected by the CDC Committee provided that, the Chief Executive Officer of the Company shall not be an “Eligible Employee” hereunder.

(n) “Exit Event” means an “exit event” as defined in the Management Shareholders Agreement.

(o) “Grant Date” see Sections 6(1)(i) and 6(c)(iv).

(p) “Grantee” means an individual who has been granted an Award.

(q) “ICFC” means ICF Consulting Group Holdings, LLC.

(r) “ICFC Interests” means membership interests in ICFC.

(s) “ICFC Operating Agreement” means the Limited Liability Company Agreement of ICFC, as amended from time to time.

(t) “Incentive Award” means an Award granted pursuant to Section 6(b).

(u) “including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

(v) “Management Shareholders Agreement” means the Management Shareholders Agreement, dated as of June 25, 1999, by and among ICF Consulting Group, Inc., ICF Consulting Group Holdings, LLC, CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P. and the persons listed in Schedules B and C thereto, as amended from time to time.

(w) “Minimum Consideration” means $0.01 per Share or such other amount that is from time to time considered to be capital for purposes of Section 154 of the Delaware General Corporation Law.

(x) “Option Price” means the per share price of an option, as specified in the Award Agreement for such option.

(y) “Option Term” means the period beginning on the Grant Date of an option and ending on the expiration date of such option, as specified in the Award Agreement for such option and as may, in the discretion of the Committee and consistently with the provisions of the Plan, be extended from time to time prior to the expiration date of such stock option then in effect.

(z) “Plan” — see Section 1.

(aa) “Pricing Fair Market Value” of a Share of Common Stock shall be determined by the CDC Committee in good faith in accordance with Appendix I and reviewed and confirmed by the Committee.

(bb) “Required Withholding” — see Section 9.

(cc) “Retirement” means “retirement” as defined in the Management Shareholders Agreement.

(dd) “Share” means a share of Common Stock.

(ee) “Share Withholding” — see Section 10(a).

(ff) “Specified Period” — see Section 11(d).

(gg) “Straight Award” means an Award granted pursuant to Section 6(a).

(hh) “Taxable Event” see Section 10(a).

(ii) “Tax Date” see Section 10(b)(ii).

(jj) “Termination of Employment” or similar references herein means an individual ceasing to be employed by the Company and all its subsidiaries for any reason.

3. Scope of Plan. Subject to adjustment as provided in Section 19, the total number of Shares available for grant pursuant to Awards provided under the Plan shall be the sum of (i)102.211457 Shares, being (x) 86.719680 Shares (18.00% of total issued and outstanding Shares as of June 25, 1999) plus (y) 15.491777 Shares reserved for issuance on May 6, 2002, minus (ii) the aggregate number of Shares available for grant under the employment agreement of the Chief Executive Officer.

If any Shares subject to any Award granted hereunder are forfeited or repurchased by the Company or such Award otherwise terminates without the issuance of such Shares or the payment of other consideration, the Shares subject to such Award, to the extent of any such forfeiture, repurchase or termination, shall again be available for grant under the Plan. Shares awarded under the Plan may be treasury shares or newly issued shares.

4. Administration.

(a) The Plan shall be administered by the CDC Committee, except with respect to those matters reserved to the Committee, the Board of Directors or the Company.

(b) Subject to the express provisions of the Plan, the CDC Committee has full and final authority and sole discretion as follows:

(i) to determine when and to whom Awards should be granted and the terms and conditions applicable to each award.

(ii) to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee and the Committee, to amend any such Award Agreement at any time; provided that the consent of the Grantee shall not be required for any amendment which (A) does not adversely affect the rights of the Grantee, or (B) is necessary or advisable (as determined by the CDC Committee) to carry out the purpose of the Award as a result of any new or change in existing applicable law; and

(iii) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor.

(c) Subject to the express provisions of the Plan, the Committee has full and final authority and sole discretion, subject, in each case in which a determination would adversely affect the rights of the Grantees and potential Grantees, to the approval of the CDC Committee, as follows:

(i) to interpret the Plan and to make determinations necessary or advisable for the administration of the Plan;

(ii) to make, amend, and rescind rules relating to the Plan, rules with respect to the exercisability and nonforfeitability of Awards upon the termination of employment of a Grantee;

(iii) subject to Section 6(a)(ii), 6(b)(ii) and 6(c)(ii), to extend the time during which any award or group of Awards may be exercised;

(iv) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate; and

(v) to take any other action with respect to any matters relating to the Plan for which it is responsible.

Except to the extent approval of the CDC Committee, Grantees or potential Grantees is necessary, the determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final. No member of the Committee or the CDC Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

5. Eligibility. The CDC Committee may in its discretion grant Awards to any Eligible Employee, whether or not he or she has previously received an Award.

6. Conditions to Grants.

(a) Grant of Straight Awards.

(i) The Grant Date of a Straight Award shall be the date on which the CDC Committee grants the Award or such later date as specified in advance by the CDC Committee.

(ii) Any provision of the Plan to the contrary notwithstanding, the Option Term shall under no circumstances extend more than 10 years after the Grant Date, and shall be subject to earlier termination as herein provided.

(iii) To the extent not set forth in the Plan, the terms and conditions of each Straight Award shall be set forth in an Award Agreement.

(iv) The Option Price of Straight Awards shall be $77,260.33 or such other higher price as determined by the CDC Committee in its sole discretion.

(v) Subject to adjustment as provided in Section 19, the total number of Straight Awards available under the Plan shall be the sum of (i) 63.669377, being

(x) 48.1777600 Shares (10.00% of total issued and outstanding Shares as of June 25, 1999) plus (y) 15.491777 Shares reserved for issuance on May 6, 2002, minus (ii) the aggregate number of Shares available for grant under the employment agreement of the Chief Executive Officer.

During the first twelve months after June 25, 1999, the CDC Committee shall grant Straight Awards for no more than an aggregate number of Shares equal to (i) 24.088800 (being 5.00% of total issued and outstanding Shares as of June 25, 1999), less (ii) the number of Shares available for grant as a straight award under the employment agreement of the Chief Executive Officer during such period. During the first twenty-four months after June 25, 1999 the CDC Committee shall grant Straight Awards for no more than an aggregate number of Shares equal to (i) 48.177600 Shares (being 10.00% of total issued and outstanding Shares at as of June 25, 1999), less (ii) the number of Shares available for grant as a straight award under the employment agreement of the Chief Executive Officer during such period. Thereafter, the remaining Straight Awards available for grant under the Plan, may be granted at such times as the CDC Committee determines in its sole discretion.

(vi) Notwithstanding the foregoing provisions of this Section 6, any Shares subject to any Straight Award which otherwise terminates without the issuance of such Shares or the payment of other consideration shall be available for the grant of Straight Awards. Straight Awards issued pursuant to the preceding sentence shall be in addition to, and not in lieu of, the shares available for grant under Section 6(a)(v).

(b) Incentive Awards.

(i) The Grant Date of an Incentive Award shall be the date on which the CDC Committee grants the Award or such later date as specified in advance by the CDC Committee.

(ii) Any provision of the Plan to the contrary notwithstanding, the Option Term shall under no circumstances extend more than 10 years after the Grant Date, and shall be subject to earlier termination as herein provided.

(iii) To the extent not set forth in the Plan, the terms and conditions of each Incentive Award shall be set forth in an Award Agreement.

(iv) The Option Price of Incentive Awards shall be determined by the Committee in its sole discretion, provided that the Option Price shall not be less than 100% of the Pricing Fair Market Value of a Share on the Grant Date.

(v) Subject to adjustment as provided in Section 19, the total number of Incentive Awards available for grant under the Plan shall be (i) 38.542080 (being 8.00% of total issued and outstanding Shares as of June 25, 1999), less (ii) the aggregate number of Shares available for grant as an incentive award under the employment agreement of the Chief Executive Officer.

During each of calendar years 2000, 2001, 2002 and 2003, the CDC Committee may grant Incentive Awards for not more than (i) an aggregate 9.635520 Shares (being 2.00% of the total issued and outstanding Shares as of June 25, 1999) less (ii) the number of Shares available for grant as an incentive award under the employment agreement of the Chief Executive Officer during such period. Notwithstanding the immediately preceding sentence, if the CDC Committee does not grant Incentive Awards for the full number of Shares available for grant for any calendar year, Awards with respect to such Shares may be granted in any subsequent year.

(vi) Notwithstanding the foregoing provisions of this Section 6, any Shares subject to any Incentive Award which otherwise terminates without the issuance of such Shares or the payment of other consideration shall be available for the grant of Incentive Awards. Incentive Awards issued pursuant to the preceding sentence shall be in addition to, and not in lieu of, the Shares available for grant under Section 6(b)(v).

(c) Grants of Awards Upon Exit Event.

(i) Upon the occurrence of an Exit Event, the CDC Committee shall, in its sole discretion, grant Awards for all remaining Shares available for issuance but unissued as Incentive Awards to Management Shareholders (as defined in the Management Shareholders Agreement) and existing holders of Options, other than the chief Executive Officer, on a pro rata basis, subject to the provisions of this Section 6(c). For purposes of the preceding sentence, the remaining Shares available for issuance shall be the aggregate number of Shares available for issuance as Incentive Awards under Section 6(b) reduced by the sum of (A) the number of Shares previously issued pursuant to the exercise of Incentive Awards granted hereunder plus (B) the number of Shares subject to unexercised Incentive Awards that are outstanding immediately prior to the Exit Event and that have not been forfeited or otherwise terminated prior to the Exit Event plus (C) the number of Shares subject to Awards that terminated prior to the Exit Event and in connection with which consideration was paid other than by the issuance of Shares pursuant to Option exercise.

(ii) Any provision of the Plan to the contrary notwithstanding, the Option Term shall under no circumstances extend more than 10 years after the Grant Date, and shall be subject to earlier termination as herein provided.

(iii) To the extent not set forth in the Plan, the terms and conditions of each Award granted pursuant to this Section 6(c) shall be set forth in an Award Agreement.

(iv) The Grant Date for the Awards granted pursuant to Section 6(c)(i) shall be the date on which the Exit Event occurs.

(v) The Option Price of Awards granted under this Section 6(c) shall be the Pricing Fair Market Value (as determined in accordance with Appendix I) as of the Grant Date.

(d) Prior to an Exit Event, the CDC Committee shall have the power, but not the obligation, to condition an Award on the approval of the shareholders of the Company for the purpose of avoiding the possible application to Awards of Internal Revenue Code Section 280G.

7. Exercise of Options.

(a) Each option shall become exercisable at such time or times as are set forth on Schedules A and B.

(b) A vested option shall be exercised by the delivery to the Company during the Option Term of (i) written notice of intent to purchase a specific number of Shares subject to the option and (ii) payment in full of the Option Price of such specific number of Shares.

(c) Payment of the Option Price may be made by any one or more of the following means:

(i) cash, personal check or wire transfer, or

(ii) in the discretion of the Committee, payment may be made by the surrender of Shares (including Shares acquired upon exercise of the Award) valued at their fair market value as of the date of exercise (as determined, in good faith by the Committee).

(d) Exit Event. Effective upon the occurrence of an Exit Event, each award (including Awards granted pursuant to Section 6(c)) shall be fully vested and immediately exercisable to the extent such Award has not terminated in accordance with the terms of the Plan and/or the Award Agreement prior to the Exit Event.

(e) Repurchase of Options. With respect to any Grantee whose employment is terminated for any reason, including by death, Disability or Retirement, the Company shall have the right, but not the obligation (the “Repurchase Right”), to repurchase options granted on or after July 22, 2002 that such Grantee (or his or her representative, as the case may be) intends to exercise following such termination, in lieu of permitting Grantee’s exercise thereof, at a purchase price per Share (the “Repurchase Price”) equal to the sum of (x) the fair market value of such Share as of the date of exercise (as determined in good faith by the Committee) minus (y) the Option Price. In order to exercise the Repurchase Right, the Company shall: (i) notify the Grantee, within ten (10) business days following receipt by the Company of the Grantee’s notice required by subsection (b)(i) above, of the Company’s intention to repurchase the options and (ii) no later than sixty (60) calendar days following receipt of Grantee’s notice, return any payment Grantee made to the Company pursuant to subsection (b)(ii) above, without interest, and pay to the Grantee the aggregate Repurchase Price for the Shares Grantee sought to exercise. The Company is authorized to repurchase such options not to exceed total expenditures of $125,000 per calendar year, with any purchases exceeding such total subject to the approval of the CDC Committee and the Board.

8. Mandatory Tax Withholding. Whenever under the Plan, Shares are to be delivered upon exercise of an Award or upon any other taxable event with respect to rights and benefits hereunder, the Committee shall be entitled to require (i) that the Grantee remit an amount in cash, or in the Company’s discretion, Shares, sufficient to satisfy all federal, state, and local tax withholding requirements related thereto (“Required Withholding”), (ii) the withholding of such Required Withholding from compensation otherwise due to the Grantee or from any Shares due to the Grantee under the Plan or (iii) any combination of the foregoing.

9. Elective Share Withholding.

(a) Subject to the following subsection, a Grantee may elect the withholding (“Share Withholding”) by the Company of a portion of the Shares otherwise deliverable to such Grantee upon the exercise of an Award (a “Taxable Event”) having a fair market value (as determined in good faith by the Committee) equal to (i) the minimum amount necessary to satisfy Required Withholding liability attributable to the Taxable Event; or (ii) with the Committee’s prior approval, a greater amount, not to exceed the estimated total amount of such Grantee’s tax liability with respect to the Taxable Event.

(b) Each Share Withholding election shall be subject to the following conditions:

(i) any Grantee’s election shall be subject to the Committee’s consent;

(ii) the Grantee’s election must be made before the date (the “Tax Date”) on which the amount of tax to be withheld is determined; and

(iii) the Grantee’s election shall be irrevocable.

10. Termination of Employment.

(a) For Cause. If a Grantee’s employment is terminated for Cause, all options held by such Grantee, whether vested or unvested, shall terminate effective immediately upon such termination of employment.

(b) On Account of Retirement, Death, Disability, or Involuntary Termination of Employment by the Company Without Cause. If a Grantee’s employment terminates on account of Retirement, death, Disability or involuntary termination of employment by the Company without Cause, any unexercised Awards, whether or not exercisable on the date of such termination of employment, may be exercised, in whole or in part, at any time during the remaining Option Term; provided that, with respect to a Grantee whose employment is terminated involuntarily by the Company without Cause, any Awards granted on or after July 22, 2002 shall be treated in accordance with Section 10(c) below, as if such Grantee’s employment were terminated voluntarily. For purposes of this Section, if a Grantee’s employment status is changed from full time employment to variable part time employment, then at the sole discretion of the CDC Committee, such change in status shall be considered an involuntary termination of employment without Cause.

(c) Voluntary Termination of Employment. If a Grantee’s employment terminates on account of a voluntary resignation (or, with respect to Awards granted on or after July 22, 2002, on account of involuntary termination by the Company without Cause), any unexercised Awards (to the extent exercisable immediately before the Grantee’s termination of employment) may be exercised, in whole or in part, within the first 90 days following such termination of employment (but only during the Option Term). Any unvested options shall terminate effective immediately upon termination of employment.

(d) Extended Exercisability. If the Grantee has entered into an agreement with the Company not to sell any Shares, any ICFC Interests acquired in exchange for Shares pursuant to Section 14, or the capital stock of a successor to the Company or ICFC for a specified period after the consummation of a business combination between the Company (or ICFC) and another corporation or entity (the “Specified Period”), such option may be exercised in whole or in part until the later of the end of the post-termination period specified in subparagraph (b) or (c) of this Section, as applicable, or 10 business days after the end of the Specified Period.

11. Substituted Awards. If the CDC Committee cancels any Award (whether granted under this Plan or any plan of any entity acquired by the Company or a Subsidiary), the CDC Committee may, with the approval of the Committee, substitute a new Award therefor upon such terms and conditions consistent with the Plan; provided, that (a) the Option Price of any new option shall not be less than 100% of the Pricing Fair Market Value of a Share on the date of grant of the old Award; and (b) the Grant Date of the new Award shall be the date on which such new Award is granted.

12. Securities Law Matters. If the Committee deems it necessary to comply with any applicable securities law, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for Shares. If, based upon the advice of counsel for the Company, the Committee determines that the exercise of any Award would violate any applicable provision of (i) federal or state securities laws or (ii) the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, but the Company shall use all reasonable efforts to cause such exercise to comply with all such provisions at the earliest practicable date.

13. Contribution of Shares to ICFC in Exchange for ICFC Interests. As a condition to exercise of any option granted hereunder, the Grantee must agree to: (i) contribute any Shares received upon exercise of an option to ICFC in exchange for ICFC Interests at an exchange ratio equal to the quotient of (x) the total number of ICFC Interests outstanding on the date of exercise divided by (y) the number of shares of the Company’s common stock owned by ICFC on such date and (ii) become a party to the Management Shareholders Agreement. The contribution of Shares pursuant to the preceding sentence shall occur immediately upon the issuance of the Shares to the Grantee. The Grantee’s ICFC Interests shall be subject to the terms and conditions set forth in the ICFC Operating Agreement including, but not limited to, the put/call rights attributable to the Grantee’s ICFC Interests.

14. No Employment Rights. Neither the establishment of the Plan, nor the grant of any Award shall (a) give any Grantee the right to remain employed by the Company or any

Subsidiary or to any benefits not specifically provided by the Plan or (b) modify the right of the Company or any Subsidiary to modify, amend, or terminate any employee benefit plan.

15. No Rights as a Stockholder or as an Interest Holder. A Grantee shall not have any rights (a) as a stockholder of the Company with respect to the Shares which may be deliverable upon exercise of an Award until such Shares have been delivered to him or her or (b) as a holder of ICFC Interests with respect to Interests which may be deliverable upon contribution of Shares under Section 13 hereof.

16. Nature of Payments. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Subsidiary or (b) any agreement between (i) the Company or any Subsidiary and (ii) the Grantee, except as such plan or agreement shall otherwise expressly provide.

17. Non-uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee shall be entitled, to enter into non-uniform and selective Award Agreements as to (a) the identify of the Grantees, (b) the terms and provisions of Awards, and (c) the treatment of terminations of employment.

18. Adjustments.

The Committee shall make equitable adjustment of:

(i) The aggregate numbers and kind of Shares available under the Plan for Awards,

(ii) The number and kind of Shares covered by an Award, and

(iii) The Option Price of all outstanding options,

to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, spin-off, split-off, reorganization, rights offering, liquidation or similar event, of or by the Company.

19. Amendment of the Plan. The Committee may from time to time, with the consent of the Board, amend the Plan, provided that, any amendment which would adversely affect the rights of Grantees, potential Grantees or the CDC Committee hereunder may only be made with the CDC Committee’s written consent.

20. Termination of the Plan. The Plan shall terminate on the tenth (10th) anniversary of the Effective Date or at such earlier time as the Committee, with the consent of the Board, may determine. No termination shall affect any Award then outstanding under the Plan.

21. No Illegal Transactions. The Plan and all Awards granted pursuant to it are subject to all applicable laws and regulations. Notwithstanding any provision of the Plan or any

Award, Grantees shall not be entitled to exercise any Award, and the Company shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

22. Controlling Law. The law of the State of Delaware, except its law with respect to choice of law, shall control all matters relating to the Plan.

23. Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

APPENDIX I

PRICING FAIR MARKET VALUE

The Pricing Fair Market Value of a Share, as of a specified date (the “determination date”) shall equal (a) divided by (b) where:

(a) is:

(i) the product of the prior year’s EBITDA multiplied by 6.0, plus

(ii) cash on hand as of the last day of the prior year, minus

(iii) debt as of the last day of the prior year; and

(b) is the number of Shares outstanding as of the last day of the prior year calculated on a fully diluted basis (including, without limitation, vested options and unexercised warrants).

; provided that, in no event shall the Pricing Fair Market Value of a Share for Incentive Awards granted in 2000 be less than $77,260.33 and for Incentive Awards granted thereafter be less than $92,712.39.